Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our report dated January 24, 2014, except for Note 16, as to which the date is April 9, 2014 and Note 19B, as to which the date is July 17, 2014, in Amendment No. 5 to the Registration Statement (Form S-1 333-193542) filed with the Securities and Exchange Commission on July 18, 2014 and related Prospectus of Catalent, Inc. for the registration of its common stock.

/s/ Ernst & Young LLP

MetroPark, New Jersey

July 18, 2014